UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2014

DECKERS OUTDOOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-22446	95-3015862
(Commission File Number)	(IRS Employer Identification No.)

250 Coromar Drive, Goleta, California	93117
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (805) 967-7611

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Director

On December 16, 2014, Maureen Conners stepped down as a member of the Board of Directors (the “Board”) of Deckers Outdoor Corporation (the “Company”). Ms. Conners has served as a member of the Board since 2006 and was serving on the Corporate Governance Committee of the Board. Ms. Conners’ resignation is not due to any disagreements with the Company on any of the Company’s operations, policies or practices.

(d)	Appointment of New Director

On December 16, 2014, the Board appointed Nelson C. Chan to serve on the Board to fill the vacancy created by Ms. Conners’ resignation. Mr. Chan will serve as a member of the Board until the Company's next annual meeting of stockholders or until a successor is elected and qualified. There are no arrangements or understandings between Mr. Chan and any other persons pursuant to which he was elected to serve on the Board.

Mr. Chan is chairman of the board of directors of Outerwall, the public company that is behind the well-known Redbox movie and video game rental kiosks and popular Coinstar coin-counting kiosks. He is also Lead Independent Director of Synaptics, a public company that is a leading worldwide developer and supplier of custom-designed human interface solutions that enable people to interact more easily and intuitively with a wide variety of mobile computing, communications, entertainment, and other electronic devices. He serves as a member of the board of directors of Affymetrix, a public company that is a leader in the rapidly growing genetic analysis market with the mission to revolutionize how the world benefits from genetic information. Mr. Chan is also chairman of the board of director of several select privately held companies.

Mr. Chan served as chief executive officer of Magellan, a leader in consumer, survey, geographical information system (GPS) and original equipment manufacturer GPS navigation and positioning markets, from 2006 to 2008. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, the worlds’ largest supplier of flash branded data storage products, including vice president of global marketing, senior vice president of global sales and marketing and most recently as executive vice president and general manager, consumer business. From 1983 to 1992, Mr. Chan held marketing and engineering positions at Chips and Technologies, Signetics, and Delco Electronics. He holds a Bachelor of Science degree in electrical and computer engineering from the University of California at Santa Barbara and a Masters of Business Administration degree from Santa Clara University.

Mr. Chan and the Company will enter into an indemnification agreement, the form of which is attached as an exhibit to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission (the “SEC”) on June 2, 2008, providing for indemnification and advancement of expenses to the fullest extent permitted by the General Corporation Law of the State of Delaware.

In addition, Mr. Chan will be compensated for his service on the Board in accordance with the Company's standard compensation policy for non-employee directors, as disclosed in the Company's definitive proxy statement on Schedule 14A, filed with the SEC on April 30, 2014.

Item 7.01	Regulation FD Disclosure.

A copy of the press release announcing the appointment of Mr. Chan as a director of the Company is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 7.01 and the exhibit furnished hereunder shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall they be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Exhibits.

(d)	Exhibits. The following exhibit is attached to this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press release, dated December 17, 2014, issued by the Company (This exhibit is furnished and not filed)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2014

Deckers Outdoor Corporation
/s/ David E. Lafitte
David E. Lafitte, General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated December 17, 2014, issued by the Company (This exhibit is furnished and not filed)